UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2016

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36172	22-3106987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 494-0400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)

On March 8, 2016, the Board of Directors (the “Board”) of ARIAD Pharmaceuticals, Inc. (“ARIAD” or the “Company”) appointed Manmeet S. Soni as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective March 21, 2016 (the “Effective Date”), making him the Company’s principal financial and accounting officer. Mr. Soni will succeed Edward M. Fitzgerald, who will be stepping down as the Company’s Chief Financial Officer as of the Effective Date but will remain with the Company to ensure a seamless transition.

Mr. Soni, age 38, most recently served as chief financial officer of Pharmacyclics, Inc., a biopharmaceutical company, where he was responsible for all finance, procurement, information technology and human resources functions, and played a vital role in Pharmacyclics’ acquisition by AbbVie, Inc. in May 2015. He first joined Pharmacyclics in September 2012 as corporate controller and executive director of finance, and was promoted to vice president, corporate controller in February 2013; senior vice president, finance in August 2013; and executive vice president, finance in November 2013, prior to being appointed as chief financial officer and treasurer in February 2014. Previously, Mr. Soni worked at ZELTIQ Aesthetics Inc. from January 2012 to September 2012, where he served as controller, senior director of finance, and was responsible for accounting, SEC and treasury functions. Prior to ZELTIQ, Mr. Soni worked at PricewaterhouseCoopers in San Jose, CA from June 2007 to January 2012 in the Life Science and Venture Capital Group, providing audit and assurance services to various public and privately held companies in the pharmaceutical, biotechnology, software and semiconductor space. Prior to that, he worked at PricewaterhouseCoopers, India providing audit and assurance services. Mr. Soni currently serves on the board of directors of Genoscience Pharma, a privately held biopharmaceutical company focused on developing a new family of compounds targeting cancer stem cells to offer an alternative to existing cancer treatments. He graduated from Hansraj College at Delhi University in India and is a Certified Public Accountant, licensed in the state of California. He also completed his Chartered Accountancy from the Institute of Chartered Accountants of India

Employment Agreement

On March 9, 2016, the Company entered into an executive employment agreement (the “Employment Agreement”) with Mr. Soni that provides for an annual base salary of $475,000, an annual target bonus of 50 % of his annual base salary and a one-time relocation payment of $100,000. This relocation payment is subject to clawback in the event that Mr. Soni terminates his employment within the first two years of employment other than on account of an uncured material breach of the Employment Agreement by the Company or the Company terminates his employment for “cause” (as defined in the Employment Agreement) at any time. The Employment Agreement also provides for relocation and other employee benefits, and has a three-year term.

In addition, the Employment Agreement provides for a grant of 150,000 performance-based share units (“PSUs”) and 550,000 stock options to Mr. Soni as inducement grants in accordance with NASDAQ Listing Rule 5635(c)(4). A percentage of the PSUs, ranging from 0 to 160%, will be earned based upon the relative total shareholder return (“TSR”) of the Company’s stock price compared to the NASDAQ Biotechnology Index over a three year period ending December 31, 2018. The stock options will have an exercise price equal to the closing price of the Company’s common stock on the date of grant and have a ten-year term. One-fourth of the stock options will vest on the first anniversary of their grant date, and the remaining portion of the stock options will vest in thirty-six approximately equal installments on a monthly basis thereafter. The vesting of the stock options and the PSUs are subject to Mr. Soni’s continued employment, except as otherwise described in the Employment Agreement.

In the event that the Company terminates Mr. Soni’s employment during the term of the agreement without “cause” (as defined in the Employment Agreement) prior to or more than two years following a change in control of the Company, Mr. Soni will be entitled to receive his then-current salary for a period of 12 months following termination, and 12 months of continued coverage under the Company’s group health insurance plan. In addition, the unvested portion of any outstanding equity-based incentive compensation awards that, absent such termination, would have vested in accordance with their terms during the remaining term of the agreement will vest.

In the event that, within two years following or six months prior to a change in control of the Company, either the Company terminates Mr. Soni’s employment without “cause” or Mr. Soni terminates his employment for “good reason” (as defined in the Employment Agreement), Mr. Soni will be entitled to receive his then-current salary for a period of 24 months following termination, and 18 months of continued coverage under the Company’s group health insurance plan. In addition, any outstanding equity-based incentive compensation awards will vest and, if applicable, remain fully exercisable through their original term.

The severance benefits described above are subject to Mr. Soni’s execution of a release of claims against the Company. In addition, the Employment Agreement requires Mr. Soni to comply with certain restrictive covenants following the termination of his employment.

There are no family relationships between Mr. Soni and any director or executive officer of the Company that are required to be disclosed pursuant to Item 401(d) of Regulation S-K. There are no related party transactions involving the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K related to Mr. Soni.

The foregoing is only a summary of the Employment Agreement and is qualified in its entirety by reference to the Employment Agreement, the form of Performance Share Unit Agreement and the form of Stock Option Agreement, which the Company intends to file as exhibits to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

Review of Board Membership and Structure

As previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company is currently conducting a company-wide, strategic review of the Company’s operations aimed at increasing shareholder value. As part of this review, the Board has unanimously authorized Alexander J. Denner, Chairman of the Board, and Paris Panayiotopoulos, President, Chief Executive Officer and member of the Board, to evaluate the size, composition and organization of the Board, including whether to reconstitute the membership of the Board and/or to eliminate the classified board structure. In order to facilitate such evaluation and a potential reconstitution and/or declassification of the Board, each of the Company’s directors tendered his or her conditional resignation from the Board (each, a “Conditional Resignation”).

Each Conditional Resignation provides that if any director is not selected to serve on the reconstituted Board, such director will resign from the Board effective as of the Company’s 2016 annual meeting of stockholders. Further, with respect to any Class 3 director with a term expiring at the Company’s 2018 annual meeting of stockholders, each Conditional Resignation provides further that if the Board approves an amendment to the Company’s certificate of incorporation to effect a declassification of the Board, which amendment is approved by the Company’s stockholders at the 2016 annual meeting of stockholders, such director will resign from the Board effective as of the date immediately prior to the 2017 annual meeting of stockholders.

ITEM 8.01	Other Events.

On March 11, 2016, the Company issued a press release announcing the appointment of Mr. Soni as the Company’s Chief Financial Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

99.1	Press release dated March 11, 2016

The press release may contain hypertext links to information on our websites. The information on our websites is not incorporated by reference into this Current Report on Form 8-K and does not constitute a part of this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIAD Pharmaceuticals, Inc.

By:	/s/ Thomas J. DesRosier.
Thomas J. DesRosier, Esq.
Executive Vice President, Chief Legal and Administrative Officer and Secretary

Date: March 14, 2016

Exhibit List

Exhibit	Description

99.1	Press release dated March 11, 2016